EXHIBIT 12


  INTERNAL REVENUE SERVICE                DEPARTMENT OF THE TREASURY

  Index Number:  0368.03-00               Washington, D.C. 20224
                 0368.09-00

  Thomas A. Humphreys                     Person to Contact:
  Brown & Wood LLP                             Cheryl M. Peterson
  One World Trade Center                  Telephone Number:
  New York, New York 10048-0557                (202) 622-7770
                                          Refer Reply to:
                                               CC:DOM:CORP:2 PLR 06385-96
                                          Date:  October 15, 1996


Acquiring           =    MuniYield New York Insured Fund II, Inc.
                              EIN: 22-3170745

Target 1            =    MuniVest New York Insured Fund, Inc.
                              EIN: 22-3229822

Target 2            =    MuniYield New York Insured Fund III Inc.
                              EIN: 22-3199513

State X             =    Maryland

State Y             =    New York

City Z              =    New York City

Date B              =    October 31

C                   =    Auction Rate Market Preferred Stock


Dear Mr. Humphreys:

     This letter responds to your letter dated June 7, 1996 requesting rulings about the federal income consequences of a proposed transaction. Additional information was submitted on August 1, 1996 and September 25, 1996. The information submitted for consideration is summarized below.

     Acquiring is a nondiversified closed end management company organized as a corporation under the laws of State X. Acquiring uses the accrual method of accounting and is on a fiscal year ending Date B. Acquiring has elected and qualified pursuant to Section 851 to be treated for federal income tax purposes as a regulated investment company ("RIC"). Acquiring currently has two classes of stock: one class of common stock and one series of voting C preferred stock. Acquiring's investment objective is to provide as high a level of current income exempt from federal, State Y and City Z income taxes as is consistent with its investment policies and prudent investment management.

     Target 1 is a non-diversified closed end management company organized under the laws of State X. Target 1 uses the accrual method of accounting and is on a fiscal year ending Date B. Target 1 has elected and qualified pursuant to section 851 to be created for federal income tax purposes as a RIC. Target 1 currently has two classes of stock: one class of common stock and one series of voting C preferred stock. Target 1's investment objective is to provide as high a level of current income exempt from federal, State Y and City Z income taxes as is consistent with its investment policies and prudent investment management.

     Target 2 is a non-diversified closed end management company organized under the laws of State X. Target 2 uses the accrual method of accounting and is on a fiscal year ending Date B. Target 2 has elected and qualified pursuant to section 851 to be created for federal income tax purposes as a RIC. Target 2 currently has two classes of stock: one class of common stock and one series of voting C preferred stock. Target 2's investment objective is to provide as high a level of current income exempt from federal, State Y and City Z income taxes as is consistent with its investment policies and prudent investment management.

     For what are represented to be valid business reasons, the taxpayer has proposed the following transaction:

(i) Target 1 and Target 2 will each transfer all of their assets and liabilities to Acquiring in exchange for Acquiring voting common stock and Acquiring voting C preferred stock ("Acquiring Shares") and Acquiring's assumptions of the liabilities of Target 1 and Target 2.

(ii) Target 1 and Target 2 will liquidate and distribute the Acquiring Shares to its shareholders. Each Target 1 and Target 2 common stock shareholder will be entitled to receive a proportionate number of shares of Acquiring common stock equal to the aggregate net asset value represented by the Target 1 and Target 2 common stock owned by such shareholder on the exchange date. Each Target 1 and Target 2 C preferred shareholder will be entitled to receive a number of shares of Acquiring C preferred stock having a liquidation preference equal to the liquidation preference of the Target 1 or Target 2 shares owned by such shareholder on the exchange date.

     The following representations have been made in connection with the proposed transaction:

(a) The fair market value of the Acquiring stock received by each Target 1 and Target 2 shareholder will approximately equal the fair market value of Target 1 or Target 2 stock surrendered in the exchange (calculated for the common stock, with reference to the net asset value rather than the trading price and, for the Acquiring C preferred shares, according to liquidation preference, as described above).

(b) There is no plan or intention by Target 1 or Target 2 shareholders who own five percent or more of the stock of Target 1 or Target 2, respectively, and, there is no plan or intention on the part of any of the remaining Target 1 or Target 2 shareholders to sell, exchange or otherwise dispose of a number of shares of Acquiring stock received in the transaction that would reduce the ownership by the shareholders of Target 1 or Target 2 of the stock of Acquiring to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of Target 1 or Target 2, respectively, as of the same date. For purposes of this representation, shares of Target 1 and Target 2 stock exchanged for cash or other property, surrendered by the dissenters, or in exchange for cash in lieu of fractional shares of Acquiring stock will be treated as outstanding Target 1 or Target 2 stock on the date of the transaction. Moreover, shares of Target 1 and Target 2 stock and shares of Acquiring stock held by Target 1 and Target 2 shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction will be considered in making this representation.

(c) Acquiring will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Target 1 immediately prior to the transaction. Similarly, Acquiring will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Target 2 immediately prior to the transaction. For purposes of this representation, amounts paid to Target 1 and Target 2 dissenters, amounts used by Target 1 or Target 2 to pay its reorganization expenses, amounts paid by Target 1 or Target 2 to shareholders who receive cash or other property, and all redemptions and distributions (except for regular, normal dividends) made by Target 1 or Target 2 immediately preceding the transfer will be included as assets of the respective Target held immediately prior to the reorganization.

(d) Acquiring has no plan or intention to reacquire any of its stock issued in the transaction, except in the ordinary course of its business.

(e) Acquiring has no plan or intention to sell or otherwise dispose of any of the assets of Target 1 or Target 2 acquired in the transaction, except for dispositions made in the ordinary course of business.

(f) Target 1 and Target 2 will distribute the stock, securities and other property of Acquiring that it receives in the transaction, and its other properties, pursuant to the plan of reorganization.

(g) The liabilities of Target 1 and Target 2 assumed by Acquiring and the liabilities to which the transferred assets are subject were incurred by Target 1 and Target 2 in the ordinary course of business.

(h) Following the transaction, Acquiring will continue the historic business of Target 1 or Target 2 or use a significant portion of the historic assets of Target 1 or Target 2 in a business.

(i) Target 1, Target 2, Acquiring and the shareholders of Target 1 and Target 2 will bear the burden of their respective expenses, if any, incurred in connection with the transaction.

(j) There is no intercorporate indebtedness existing between Acquiring and Target 1 or Target 2 that was issued, acquired, or will be settled at a discount.

(k) Acquiring, Target 1 and Target 2 qualify as regulated investment companies under section 851 and thus should be treated as regulated investment companies for purposes of sections 368(a)(2)(F)(i) and (iii).

(l) Acquiring does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of Target 1 or Target 2.

(m) The fair market value of the assets of Target 1 transferred to Acquiring will equal or exceed the sum of the liabilities assumed by Acquiring, plus the amount of liabilities, if any, to which the transferred assets are subject. Similarly, the fair market value of the assets of Target 2 transferred to Acquiring will equal or exceed the sum of the liabilities assumed by Acquiring, plus the amount of liabilities, if any, to which the transferred assets are subject.

(n) Cash is being distributed to shareholders of Target 1 and Target 2 in lieu of fractional shares of Acquiring solely to save Acquiring the expense and inconvenience of issuing and transferring fractional shares, and such cash does not represent separately bargained for consideration in the transaction. The total cash consideration that will be paid instead of issuing fractional shares of Acquiring stock will not exceed one percent of the total consideration that will be issued to Target 1 or Target 2 shareholders in exchange for their shares of Target 1 or Target 2 stock. The fractional share interests of each Target 1 or
     Target 2 shareholder will be aggregated and no Target 1 or Target 2 shareholder will receive cash in an amount equal to or greater than the value of one full share of Acquiring stock.

(o)  Target 1, Target 2 and Acquiring have elected to  be taxed as RICs under section 851 and, for all of their taxable periods, (including the last short taxable period ending on the date of the transaction, for Target 1 and Target 2) have qualified for the special tax treatment afforded RICs under the Code, and after the transaction, Acquiring intends to continue to so qualify

(p) Neither Target 1 nor Target 2 is under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A).

     Based solely upon the information and representations set forth above, we hold as follows:

(1) The acquisition by Acquiring of substantially all of the assets of Target 1 solely in exchange for Acquiring voting stock and Acquiring's assumption of liabilities followed by the distribution by Target 1 of Acquiring Shares to the shareholders, in complete liquidation, will constitute a reorganization within the meaning of section 368(a)(1)(C). For purposes of this ruling, "substantially all" means at least 70 percent of the fair market value of the gross assets and at least 90 percent of the fair market value of the net assets of Target 1.
     Additionally, Acquiring and Target 1 will each be "a party to the reorganization" within the meaning of section 368(b).

(2) The acquisition by Acquiring of substantially all of the assets of Target 2 solely in exchange for Acquiring voting stock and Acquiring s assumption of liabilities followed by the distribution by Target 2 of Acquiring Shares to the shareholders, in complete liquidation, will constitute a reorganization within the meaning of section 368(a)(1)(C). For purposes of this ruling, "substantially all" means at least 70 percent of the fair market value of the gross assets and at least 90 percent of the fair market value of the net assets of Target 2.
     Additionally, Acquiring and Target 2 will each be "a party to the reorganization" within the meaning of section 368(b).

(3) Target 1 and Target 2 will recognize no gain or loss on its transfer of substantially all of its assets and liabilities to Acquiring in exchange solely for Acquiring voting stock and Acquiring's assumption of liabilities (Section 361(a) and 357(a)). Also, Target 1 and Target 2 will recognize no gain or loss on the distribution to their shareholders of the Acquiring stock that each will receive in the transaction (Section 361(c)(1)).

(4) Acquiring will not recognize Any gain or loss on the receipt of the assets of Target 1 and Target 2 in exchange for shares of Acquiring voting stock (Section 1032(a)).

(5) Acquiring's basis in the assets of Target 1 and Target 2 received in the reorganization will equal the basis of the assets of Target 1 and Target 2 immediately before the transfer (Section 362(b)).

(6) Acquiring's holding period in the assets received in the reorganization will include the period during which Target 1 and Target 2 held the assets (Section 1223(2)).

(7) Common and voting C preferred stock shareholders of Target 1 and Target 2 will recognize no gain or loss on their receipt of common and voting C preferred stock of Acquiring in exchange for their respective stock, except to the extent that Target 1 and Target 2 shareholders receive cash representing an interest in fractional shares of Acquiring in the reorganization (Section 354(a)(1)).

(8) The basis of the Acquiring stock received by the Target 1 and Target 2 shareholders in the reorganization will equal the basis of the Target 1 and Target 2 shares surrendered in exchange therefor (Section 358(a)(1)).

(9) The holding period of the Acquiring stock received in the reorganization by the Target 1 and Target 2 shareholders will include the period that the shareholder held the Target 1 or Target 2 stock exchanged therefor, provided that the shareholder held such stock as a capital asset on the date of the exchange (Section 1223(1)).

(10) The payment of cash to Target 1 and Target 2 shareholders in lieu of fractional shares of Acquiring will be treated as though the fractional shares were distributed as part of the transaction and then redeemed by Acquiring. The cash payment will be treated as a distribution in full payment for the fractional shares deemed redeemed under section 302(a), with the result that such Target shareholders will have short-term or long-term capital gain or loss to the extent that the cash distribution differs from the basis allocable to such fractional shares (Rev. Rul. 66365, 1966-2 C.B. 116).

(11) The taxable years of Target 1 and Target 2 will end on the effective date of the proposed transaction (Section 381(b)(1)). Acquiring will succeed to and take into account the items of Target 1 and Target 2 described in section 381(c), including the earnings and profits, or deficit in earnings and profits, of Target 1 and Target 2 as of the date of the transaction (Section 381(a) and Section 1.381(a)-1(a) of the Income Tax Regulations). Any deficit in earnings and profits of Target 1 or Target 2 will be used only to offset earnings and profits accumulated after the effective date of the proposed transaction (Section 381(c)(2)(B)). Acquiring will take these items into account subject to the conditions and limitations specified in sections 381, 382, 383 and 384 and the regulations thereunder.

     We express no opinion about the tax treatment of the proposed transaction under other provisions of the Code and regulations or about the tax treatment of any conditions existing at the time of, or effects resulting from, the proposed transaction that are not specifically covered by the above rulings. Specifically, no opinion was requested, and none is expressed, about whether Acquiring, Target 1 or Target 2 qualifies as a RIC that is taxable under Subchapter M, Part I of the Code.

     This ruling letter  is directed only to the taxpayers  who requested it.
Section 6110(j)(3) provides that it may not be used or cited as precedent.

     Each affected taxpayer must attach a copy of this letter to their federal income tax return for the tax year in which the transaction covered by this ruling letter is consummated.

                                   Sincerely yours,

                                   Assistant Chief Counsel
                                   (Corporate)


                                   By /s/ Richard Osborne
                                      ----------------------------
                                   Richard Osborne
                                   Senior Technician Reviewer
                                   Branch 2

cc   DD -- Newark, New Jersey
     Chief, Examination Division

     Donald C. Burke
     Vice President
     MuniYield New York Insured Fund, Inc.
     800 Scudders Mill Road
     Plainsboro, NJ  08536